Exhibit 99.B(d)(18)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AQR Capital Managent, LLC

As of July 8, 2009, as amended June 28, 2011, January 6, 2012 and March 30, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	AQR Capital Management, LLC

By:	By:

/s/ James Smigiel	/s/ Brendan R. Kalb

Name:	Name:

James Smigiel	Brendan R. Kalb

Title:	Title:

Vice President	General Counsel AQR Capital Management, LLC